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                            ALL STAR GAS CORPORATION
                   (formerly known as Empire Gas Corporation)

                                Offer to Exchange
                                 All Outstanding
                      12 7/8% Senior Secured Notes due 2000
                               CUSIP No. 291714AC7
                           of All Star Gas Corporation
                   ($50,880,000 Principal Amount Outstanding)
                      For 11% Senior Secured Notes due 2003


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  THIS OFFER WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON FEBRUARY 16,
  2001, UNLESS EXTENDED (THE "EXPIRATION DATE"). HOLDERS OF NOTES (AS DEFINED BELOW) MUST TENDER THEIR NOTES AND CONSENT TO SUPPLEMENT ONE ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO RECEIVE THE OFFER CONSIDERATION (AS DEFINED BELOW). TENDERED NOTES MAY BE WITHDRAWN AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE.
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                                                               February 2, 2001

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     Enclosed for your consideration is Supplement One (the "Supplement One") to the Offer to Exchange dated November 2, 2000 (the "Offer to Exchange") and a form of Consent and Letter of Transmittal (the "Consent and Letter of Transmittal" and, together with the Supplement One and the Offer to Exchange, the "Offer"), relating to the offer by All Star Gas Corporation (formerly Empire Gas Corporation), a Missouri corporation ("All Star"), to exchange an aggregate principal amount of $53,063,000 of its 11% Senior Secured Notes due 2003 (the "New Notes" or "Offer Consideration") for all of its issued and outstanding $50,880,000 principal amount of its 12 7/8% Senior Secured Notes due 2000 (the "Old Notes" or "Notes").

     Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Exchange.

     For your information and for forwarding to your clients for whom you hold Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

       1. Supplement One dated February 2, 2001.

       2. A Consent and Letter of Transmittal for each of the Notes for your use and for the information of your clients.

       3. A printed form of letter, including the Letter of Instructions, which may be sent to your clients for whose accounts you hold Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer. This form will enable your clients to consent to the terms in Supplement One for all tendered Notes that they own.

       4. Return envelope addressed to State Street Bank and Trust Company, the Exchange Agent.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

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     Any inquiries you may have with respect to the Offer should be addressed to All Star, at the address set forth in the Offer to Exchange. Additional copies of the enclosed materials may be obtained from All Star.


                                          Very truly yours,


                                          ALL STAR GAS CORPORATION




     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF ALL STAR OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.


     IMPORTANT: The Letter of Transmittal, together with Notes and all other required documents, must be received by the Exchange Agent at or prior to 5:00 p.m., Eastern Standard time, on the Expiration Date with respect to Holders wishing to receive the Offer Consideration.